Exhibit 3.1

ARTICLES OF AMENDMENT

OF

COLONY FINANCIAL, INC.

Colony Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its charter (the “Charter”) as currently in effect.

SECOND: The Charter is hereby amended by deleting Article II of the Charter in its entirety and substituting in lieu thereof the following new Article II:

“The name of the corporation is: Colony Capital, Inc.”

THIRD: The Charter is hereby amended by deleting Article VI of the Charter in its entirety and substituting in lieu thereof the new Article VI as set forth in Exhibit A to these Articles of Amendment, which amendment relates to the designation of, and the setting of the express terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of conversion and redemption of, the Corporation’s Class B Common Stock, par value $0.01 per share, which entitles the holders to thirty-six and one-half (36.5) votes per share on all matters on which stockholders of the Corporation’s Class A Common Stock, par value $0.01 per share, are entitled to vote and is designed to give the holders thereof voting rights that are proportional to the economic interests in the Corporation attributable to such holders or their affiliates that are issued pursuant to the Contribution and Implementation Agreement, dated as of December 23, 2014, in the form of membership interests in Colony Capital Operating Company, LLC, and the corresponding re-designation of the Corporation’s common stock, par value $0.01 per share, as newly reclassified Class A Common Stock, and conforming and immaterial changes and modifications related thereto.

FOURTH: The Charter is hereby amended by deleting Article VII of the Charter in its entirety and substituting in lieu thereof the new Article VII as set forth in Exhibit B to these Articles of Amendment, which amendment relates to revising the Corporation’s stock ownership limitations to (a) lower the common stock ownership limit from 9.8% to 8.0% of value or share number, whichever is more restrictive, subject to a “grandfather provision” applicable to certain pre-existing holdings, and (b) establish a separate “designated investment entity” ownership limit of 9.9% in value or share number, whichever is more restrictive, with respect to certain investment entities and, in each case, conforming and immaterial changes and modifications related thereto.

FIFTH: The amendment to the Charter as hereinabove set forth in Paragraph SECOND has been approved by a majority of the entire Board of Directors of the Corporation as required by Section 2-605(a)(1) of the Maryland General Corporation Law. The amendments to the Charter as hereinabove set forth in Paragraphs THIRD and FOURTH have been approved by a majority of the entire Board of Directors of the Corporation.

SIXTH: The amendments to the Charter as hereinabove set forth in Paragraphs THIRD and FOURTH have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SEVENTH: The foregoing amendments do not change the total number of shares of authorized capital stock of the Corporation or the aggregate par value thereof.

EIGHTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 1 day of April, 2015.

ATTEST:		COLONY FINANCIAL, INC.

/s/ Ronald M. Sanders		/s/ Darren J. Tangen		(SEAL)
Name:	Ronald M. Sanders	Name:	Darren J. Tangen
Title:	Secretary	Title:	Chief Financial Officer and Chief Operating Officer

EXHIBIT A

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is five hundred million (500,000,000), consisting of four hundred forty nine million (449,000,000) shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), one million (1,000,000) shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is five million dollars ($5,000,000). The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has the authority to issue.

Section 6.2 Class A Common Stock. Subject to the provisions of Article VII, each share of Class A Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of Class A Common Stock are entitled to vote. The Board of Directors may reclassify any unissued shares of Class A Common Stock from time to time in one or more classes or series of common stock or Preferred Stock.

Section 6.2.1 Dividends and Distributions. The Board of Directors may from time to time authorize and the Corporation shall declare to the holders of Class A Common Stock such dividends or distributions in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine, but only out of funds legally available therefor. The Board of Directors shall endeavor to authorize, and the Corporation shall declare and pay, such dividends and distributions as shall be necessary for the Corporation to qualify as a REIT under the Code (unless the Board of Directors has determined that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT); however, stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.2.1 shall be subject to the preferences of any class or series of stock at the time outstanding.

Section 6.2.2 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of Class A Common Stock shall be entitled to participate, together with the holders of shares of any other class of stock now existing or hereafter classified or reclassified not having a preference over Class A Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation, in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Class A Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

Section 6.2.3 Equal Status. Except as expressly provided in this Article VI, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

Section 6.3 Class B Common Stock. Class B Common Stock shall not be issued except in conjunction with an issuance of OP Units, in a ratio of no more than one (1) share of Class B Common Stock for every thirty-five and one-half (35.5) OP Units, as may be adjusted to take into account any reclassification, stock split, reverse stock split, stock dividend or non-cash distribution, recapitalization or other similar transaction and/or as may be similarly adjusted in accordance with the Partnership Agreement. Subject to the provisions of Article VII, the rights, preferences, privileges and restrictions granted and imposed upon the Class B Common Stock are as follows:

Section 6.3.1 Definitions. For the purpose of this Section 6.3, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner or trustee of such Person or any Person referred to in the foregoing clause (i).

Beneficial Owner. The term “Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Beneficial Ownership. The term “Beneficial Ownership” shall mean, with respect to any security, the direct or indirect ownership of such security by any Beneficial Owner of such security, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

Control. The term “Control” means, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Exchange Act. The term “Exchange Act” has the meaning set forth in the definition of “Beneficial Owner.”

Executive. The term “Executive” means each Person who is a member of, or an interest holder of, CCH Management Partners I, LLC or CCH Management Partners II, LLC, Colony Capital, LLC or Colony Capital Holdings, LLC, other than Thomas J. Barrack, Jr., in each case for so long as he or she remains employed by the Corporation or any of its Affiliates.

Family Member. The term “Family Member” means, as to any Person that is an individual, (i) such Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and (ii) any inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are the sole initial income beneficiaries.

OP Unit. The term “OP Unit” shall mean “Membership Common Unit” as set forth in the Partnership Agreement.

Operating Partnership. The term “Operating Partnership” shall mean Colony Capital Operating Company, LLC (formerly known as CFI RE Masterco, LLC).

Partnership Agreement. The term “Partnership Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Operating Partnership, as amended from time to time.

Person. The term “Person” shall mean an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

Qualified Transferee. The term “Qualified Transferee” shall mean (a) Colony Capital, LLC and Colony Capital Holdings, LLC, (b) any Executive, (c) any Family Member or Affiliate of an Executive or of the Initial Holder, or (d) any Person (to the extent not included in clause (c)) Controlled by any combination of one or more Executives, the Initial Holder and/or one or more Family Members of an Executive or the Initial Holder. None of the Corporation, the Operating Partnership, or the Charitable Trustee shall be a Qualified Transferee.

Initial Holder. The term “Initial Holder” shall mean Thomas J. Barrack, Jr.

Transfer. The term “Transfer” (and the correlative terms “Transferring” and “Transferred”) has the meaning set forth in Article VII below; provided that for purposes of this Article VI, “Transfer” (and the correlative terms “Transferring” and “Transferred”) shall not include any hypothecation, pledge or security interest that does not include a transfer or sharing of any voting rights of such securities unless and until the secured party gains possession or control of any such voting rights.

Section 6.3.2 Voting Rights. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Class B Common Stock shall entitle the holder thereof to thirty-six and one-half (36.5) votes on each matter on which holders of Class A Common Stock are entitled to vote. The Class B Common Stock and Class A Common Stock shall vote together as a single class. The Board of Directors may reclassify any unissued shares of Class B Common Stock from time to time in one or more classes or series of Common Stock or Preferred Stock.

Section 6.3.3 Dividends and Distributions; Subdivisions or Combinations. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, if and when the Board of Directors authorizes or declares a dividend or distribution of cash, property or shares of stock of the Corporation with respect to each share of Class A Common Stock out of assets or funds of the Corporation legally available therefor, such authorization or declaration also shall constitute a simultaneous authorization or declaration of an equivalent dividend or distribution with respect to each share of Class B Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock will be subdivided or combined in the same manner.

Section 6.3.4 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Class B Common Stock shall be entitled to participate, together with the holders of shares of any other class of stock now existing or hereafter classified or reclassified not having a preference over Class B Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation, in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Class B Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

Section 6.3.5 Equal Status. Except as expressly provided in this Article VI Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

Section 6.3.6 Conversion. The Class B Common Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 6.3.6.

(a) Automatic Conversion. Shares of Class B Common Stock shall convert automatically into fully-paid and non-assessable shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each share of Class B Common Stock in the following circumstances:

(i) In the event that the Initial Holder or any of his Family Members Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of Class B Common Stock, other than to the Initial Holder or any of his Family Members, each share of Class B Common Stock being Transferred shall convert automatically into one share of Class A Common Stock immediately prior to such Transfer; and

(ii) In the event that:

(x) the Initial Holder Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of OP Units held, directly or indirectly, by the Initial Holder, other than to a Qualified Transferee,

(y) a Qualified Transferee Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of OP Units held, directly or indirectly, by such Qualified Transferee, other than to the Initial Holder or to another Qualified Transferee; or

(z) a Qualified Transferee that is a Beneficial Owner of OP Units ceases at any time to continue to be a “Qualified Transferee” (as defined above), including, without limitation, as a result of the failure of any Executive to be employed by the Corporation or any of its Affiliates or as a result of divorce or annulment;

then, in each case, one share of Class B Common Stock Beneficially Owned by the Initial Holder (or the Initial Holder’s Family Members, to the extent the Initial Holder does not then Beneficially Own sufficient shares), upon such Transfer (in the case of clause (x) or (y) above) or cessation (in the case of clause (z) above), shall automatically convert into one share of Class A Common Stock for every thirty-five and one-half (35.5) OP Units (x) so Transferred or caused to be so Transferred by the Initial Holder or such Qualified Transferee, or (y) then held by the Person who ceased to continue to be a “Qualified Transferee” (as defined above) (in each case rounding up to the nearest thirty-five and one-half (35.5) OP Units).

Any shares of Class B Common Stock automatically converted pursuant to this paragraph (a) shall be converted as and at the times specified in this paragraph (a) without any further action by the holders thereof and whether or not the certificates representing such shares (if any) are surrendered to the Corporation. Upon the automatic conversion of shares of Class B Common Stock pursuant to this paragraph (a), the Beneficial Owner thereof shall identify for the Corporation the holder of record of the shares so converted.

(b) Conversion at the Option of the Holder. Pursuant to and in accordance with this paragraph (b), each holder of Class B Common Stock shall have the right, at such holder’s option at any time and from time to time, to convert all or a portion of such holder’s shares of Class B Common Stock into an equal number of fully paid and non-assessable shares of Class A Common Stock by delivering the certificates (if any) representing the shares of Class B Common Stock to be converted, duly endorsed for transfer, together with a written conversion notice to the transfer agent for the Class B Common Stock (or if there is no transfer agent, to the Corporation). Such conversion notice shall state: (i) the number of shares of Class B Common Stock to be converted; and (ii) the date on which such conversion shall occur (which date shall be a Business Day no less than five (5) Business Days and not exceeding twenty (20) Business Days from the date of such conversion notice) (the “Optional Conversion Date”). Notwithstanding the foregoing, if the shares of Class B Common Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). In connection with the exercise of any Optional Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Class B Common Stock into Class A Common Stock. Holders of Class B Common Stock may withdraw any conversion notice by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Optional Conversion Date. The notice of withdrawal must state: (x) the number of withdrawn shares of Class B Common Stock; (y) if certificated shares of Class B Common Stock have been issued, the certificate numbers of the withdrawn shares of Class B Common Stock; and (z) the number of shares of Class B Common Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Class B Common Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures. Each conversion pursuant to this paragraph (b) for which the conversion notice has been given and not properly withdrawn shall be deemed to have been effected immediately prior to the close of business on the Optional Conversion Date.

Section 6.4 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 6.5 Classification and Reclassification of Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations or actions by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.6 Authorization by the Board of Directors of Stock Issuance. The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 6.7 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock of the Corporation pursuant to Section 6.5 or as may otherwise be provided by contract, no holder of shares of stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 6.8 Transferable Shares; Preferential Dividends. Notwithstanding any other provision in the Charter, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation that would cause any shares or other beneficial interest in the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.9 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws.

Section 6.10 Charter and Bylaws. All persons who shall acquire a share of stock shall acquire the same subject to the provisions of the Charter and the Bylaws.

EXHIBIT B

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Actual Owner. The term “Actual Owner” has the meaning set forth in Section 7.2.4(a).

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Charter. The term “Charter” shall mean these Articles of Amendment and Restatement as filed for record with the SDAT, and any amendments and supplements thereto.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 8.0% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such Capital Stock either actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Designated Investment Entity. The term “Designated Investment Entity” shall mean either (i) a pension trust that qualifies for look-through treatment under Section 856(h) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a Qualified Investment Manager; provided that each beneficial owner of such entity, or in the case of a Qualified Investment Manager holding Common Stock solely for the benefit of its customers, each such customer, would satisfy the Common Stock Ownership Limit if such beneficial owner owned directly its proportionate share of the Common Stock that is held by such Designated Investment Entity

Designated Investment Entity Limit. The term “Designated Investment Entity Limit” shall mean, with respect to Common Stock, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation.

Exchange Act. The term “Exchange Act” shall have the meaning set forth in Article VI above.

Initial Date. The term “Initial Date” shall mean the date that this Charter is filed with the SDAT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Capital Stock is not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trade or, if such Capital Stock is not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of Preferred Stock of the Corporation.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 7.2.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Qualified Investment Manager. The term “Qualified Investment Manager” shall mean an entity (i) who for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) who purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act; and (iii) who has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act. A Qualified Investment Manager shall be deemed to beneficially own all shares of Capital Stock beneficially owned by each of its affiliates, after application of the beneficial ownership rules under Section 13(d)(3) of the Exchange Act, provided such affiliate meets the requirements set forth in the preceding clause (ii).

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

SDAT. The term “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

Substitute Percentage. The term “Substitute Percentage” has the meaning set forth in Section 7.2.1(a)(iv).

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or distributions on shares of Capital Stock, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Capital Stock by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire shares of Capital Stock, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than a Designated Investment Entity, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit;

(2) No Person shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit;

(3) No Designated Investment Entity shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Designated Investment Entity Limit.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that (1) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, or (3) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation otherwise failing to qualify as a REIT.

(iii) No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the Capital Stock would be beneficially owned by fewer than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Subject to Section 7.4 and notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv) If and to the extent a Person Beneficially Owns or Constructively Owns, at the end of the day immediately before the Initial Date, shares of Common Stock in excess of the Common Stock Ownership Limit, for purposes of applying Section 7.2.1(a)(i)(1) to such Person, “9.8%” (or such lesser percentage of Beneficial Ownership or Constructive Ownership of the Person of shares of Common Stock (in value or in number of shares, whichever is more restrictive), determined at the end of the date before the Initial Date) shall be substituted in the definition of Common Stock Ownership Limit for “8.0%” (in value or in number of shares, whichever is more restrictive) (such substitute percentage, as reduced pursuant to the following proviso, the “Substitute Percentage”); provided, however, that if and to the extent that such Person’s Beneficial Ownership or Constructive Ownership, as applicable, of shares of Common Stock (in value or in number of shares, whichever is more restrictive) is reduced for any reason to a percentage below the Substitute Percentage (as reduced pursuant to this proviso) the Substitute Percentage for such Beneficial Ownership or Constructive Ownership, as applicable, as applied to such Person, shall automatically become that reduced percentage (but not below the Common Stock Ownership Limit (as determined without regard to this Section 7.2.1(a)(iv)); and provided further that, for the sake of clarity, this Section 7.2.1(a)(iv) shall not limit the application of Section 7.2.1(a)(i) (other than Section 7.2.1(a)(i)(1)), Section 7.2.1(a)(ii), Section 7.2.1(a)(iii), and Section 7.2(b)).

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held; provided, that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the stockholder of record is nominee. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with Section 7.2.1(a) (including information about a Person’s qualification as a Designated Investment Entity); and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with Section 7.2.1(a) (including information about a Person’s qualification as a Designated Investment Entity).

Section 7.2.5 Remedies Not Limited. Subject to Sections 5.4 and 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. If Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7 Exemptions.

(a) The Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a Person from the Common Stock Ownership Limit, the Preferred Stock Ownership Limit, or the Designated Investment Entity Limit if: (i) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board of Directors information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit or Preferred Stock in excess of the Preferred Stock Ownership Limit by reason of such Person’s ownership of Common Stock in excess of the Common Stock Ownership Limit or, for a Designated Investment Entity, the Designated Investment Entity Limit, or Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph (a); (iii) such Person submits to the Board of Directors information satisfactory to the Board of Directors, in its reasonable discretion, demonstrating that clauses (1), (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person’s ownership of Common Stock in excess of the Common Stock Ownership Limit or, for a Designated Investment Entity, the Designated Investment Entity Limit, or Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph 7.2.7(a); and (iv) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Common Stock in excess of the Common Stock Ownership Limit or, for a Designated Investment Entity, the Designated Investment Entity Limit, or Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 (including without limitation, Section 7.2.5) with respect to shares of Common Stock held in excess of the Common Stock Ownership Limit or, for a Designated Investment Entity, the Designated Investment Entity Limit, or Preferred Stock held in excess of the Preferred Stock Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a));

(b) Prior to granting any exemption pursuant to subparagraph (a), the Board of Directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

(c) Subject to Section 7.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit, Designated Investment Entity Limit, or the Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(d) In connection with granting any exemption or waiver pursuant to Section 7.2.7(a), the Board of Directors may include such terms and conditions in such waiver as it determines are advisable.

Section 7.2.8 Increase in the Common Stock Ownership, the Designated Investment Entity Limit, and the Preferred Stock Ownership Limits. Subject to the limitations provided in Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time increase the Common Stock Ownership Limit, the Designated Investment Entity Limit, and/or the Preferred Stock Ownership Limit; provided, however, that:

(a) None of the Common Stock Ownership Limit, Designated Investment Entity Limit, and the Preferred Stock Ownership Limit may be increased if, after giving effect to such change, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Capital Stock; and

(b) Prior to the modification of the Common Stock Ownership Limit, the Designated Investment Entity Limit, or the Preferred Stock Ownership Limit pursuant to this Section 7.2.8, the Board of Directors, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit were to be made.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person, other than a Designated Investment Entity, may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of eight percent (8.0%) (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Beneficially Own or Constructively Own shares of Preferred Stock of the Corporation in excess of 9.8 percent (9.8%) (in value or number of shares, whichever is more restrictive) of the total outstanding shares of such class or series of Preferred Stock of the Corporation; (iii) no Designated Investment Entity may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent (9.8%) (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation; (iv) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Capital Stock that would result in the Corporation owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; (v) no Person may Beneficially Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Internal Revenue Code of 1986 (the “Code”) (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Corporation to fail to qualify as a real estate investment trust under the Code; and (vi) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations set forth must immediately notify the Corporation. If certain of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such shares.

Shares of Class B Common Stock convert automatically into fully-paid and non-assessable shares of Class A Common Stock at a ratio of one (1) share of Class A Common Stock for each share of Class B Common Stock upon the following events and in the following amounts: (i) the Transfer of Beneficial Ownership of Class B Common Stock by the Initial Holder or any of his Family Members, other than to the Initial Holder or any of the Initial Holder’s Family Members, with each share of Class B Common Stock being Transferred converting automatically into one share of Class A Common Stock immediately prior to such Transfer, and (ii) (x) the Transfer of Beneficial Ownership of OP Units by the Initial Holder, other than to a Qualified Transferee, (y) the Transfer of Beneficial Ownership of OP Units by a Qualified Transferee other than to the Initial Holder or to another Qualified Transferee, and (z) the ceasing by any Person that is a Beneficial Owner of OP Units to continue to be a “Qualified Transferee,” in the case of each of clauses (x), (y) and (z), with one share of Class B Common Stock held by the Initial Holder (or the Initial Holder’s Family Members, to the extent the Initial Holder does not then hold sufficient shares) shall, upon such Transfer (in the case of clauses (x) or (y) above) or cessation (in the case of clause (z) above), as the case may, automatically converting into one share of Class A Common Stock Share for every thirty-five and one-half (35.5) OP Units (x) Transferred or caused to be Transferred by the Initial Holder or such Qualified Transferee, or (y) then held by the Person who ceased to continue to be a “Qualified Transferee” (in each case rounding up to the nearest thirty-five and one-half (35.5) OP Units).

All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3 Transfer of Shares in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.7.

Section 7.3.2 Status of Shares Held by the Charitable Trustee. Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of Capital Stock.

Section 7.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary;

provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of the class or series of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Capital Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Capital Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 7.3.5.

Section 7.3.5 Sale of Shares by Charitable Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such shares at a fair market price. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.3.6 Purchase Right in Stock Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

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